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                                                                     EXHIBIT 8.1


                                   KIRKLAND & ELLIS
                              200 East Randolph Drive
                              Chicago, Illinois 60601

To Call Writer Directly:            (312) 861-2000                   Facsimile:
    (312) 861-2000                                                (312) 861-2200


                                  October 16, 1998



Tower Automotive Capital Trust
Tower Automotive, Inc.
4508 IDS Center
Minneapolis, Minnesota 55402

          Re: Tower Automotive Capital Trust; Tower Automotive, Inc. Registration Statement on Form S-3 (Registration No. 333-62919)
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Ladies and Gentlemen :

     In connection with the preparation of the Registration Statement (as defined below) for the registration under the Securities Act of 1933, as amended the (the "Act"), of the resale by the holders thereof of: (i) 5,175,000 shares of 6 3/4% Trust Convertible Preferred Securities (the "Preferred Securities") (liquidation amount $50 per Preferred Security) of Tower Automotive Capital Trust; (ii) $258,750,000 aggregate principal amount of 6 3/4% Convertible Subordinated Debentures due 2018 (the "Debentures") of Tower Automotive, Inc. (the "Company"); (iii) shares of Common Stock, par value $0.01 per share (the "Common Stock"), of the Company initially issuable upon conversion of the Debentures and the Preferred Securities; and (iv) the rights of holders of the Preferred Securities under a guarantee by the Company, you have requested our opinion concerning certain statements set forth in the Form S-3 Registration Statement filed with the Securities and Exchange Commission under the Act (the "Registration Statement").

     Based on the foregoing, we hereby confirm to you that the statements of law and legal conclusions set forth in the Registration Statement under the caption "Federal Income Tax Consequences" regarding the tax consequences to such holders of the Preferred Securities represent, subject to the qualifications and limitations set forth therein, the opinion of Kirkland & Ellis, counsel to the Issuer and the Company.

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Tower Automotive Capital Trust
Tower Automotive, Inc.
October 16, 1998
Page 2


     The opinions set forth herein are based on the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed thereunder; current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures and announcements; existing judicial decisions; and other applicable authorities.

     In conclusion, we should note that unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or rejected by a court. We express no opinion concerning any Federal income tax matter other than that discussed herein.

                              Very truly yours,

                              /s/ Kirkland & Ellis

                              KIRKLAND & ELLIS